Filed Pursuant to Rule 433

Free Writing Prospectus dated October 15, 2012

Relating to Prospectus dated October 15, 2012

Registration Statement No. 333-184419

SHELLPOINT PARTNERS LLC FILES FORM S-3 REGISTRATION STATEMENT
TO ISSUE NON-AGENCY RESIDENTIAL MORTGAGE-BACKED SECURITIES

NEW YORK, NY, October 15, 2012 – Shellpoint Partners LLC (“Shellpoint” or the “Company”), a specialty finance company formed in 2010 and based in New York, NY, today announced that it has filed a shelf registration statement (the “Shelf Registration Statement”) with the Securities and Exchange Commission (the “SEC”). Upon being declared effective by the SEC, the registration statement will permit the Company, through a newly-formed depositor, Shellpoint Mortgage Acceptance LLC (“Shelly Mac”), to issue public residential mortgage-backed securities.

One of Shellpoint’s strategies is to increase the financing options for prime quality borrowers who do not fit within agency underwriting guidelines. Shellpoint will achieve this goal via its wholly-owned subsidiary, New Penn Financial, LLC (“New Penn Financial”), a Plymouth Meeting, PA based originator of agency, government and prime-quality non-agency residential mortgage loans. At present, Shellpoint expects to securitize only prime-quality non-agency loans originated by New Penn Financial, rather than sourcing loans to securitize through bulk loan purchases from third-party originators.

“Shellpoint and New Penn Financial are excited to announce this important step in the non-agency securitization process,” said Bruce Williams, Co-CEO of Shellpoint. “As the housing market begins to recover, we intend to be one of the first ‘re-entrants’ into the public non-agency RMBS market in the near future, which has seen only a handful of deals from a few issuers since the onset of the financial crisis. The return of private capital through non-agency securitizations – backed by quality loans and implementing the lessons learned from the housing crisis – should provide an enormous boost to the U.S. housing market. Housing is a vital part of the national economy and it needs private capital to return to a state of health.”

Mr. Williams and Shellpoint’s other Co-CEO, Saul Sanders, both long-time veterans of the securitization industry, are on Shellpoint’s Board of Directors. The Chairman of Shellpoint’s Board of Directors is Lewis S. Ranieri, a securitization pioneer and Chairman of Ranieri Partners LLC, which has interests in a variety of real estate-related platforms and is a part-owner of Shellpoint.

About Shellpoint Partners LLC

Shellpoint is a specialty finance company focused on the U.S. residential mortgage market. One of its primary goals is to provide additional options and liquidity to quality borrowers who do not fit the existing underwriting criteria for government-backed mortgages or other extremely restrictive lending standards in the current U.S. residential mortgage market. Shellpoint hopes that providing these additional options and liquidity will create a catalyst for the ultimate recovery in this market and allow its borrowers to achieve their goals of owning and keeping their own home.

For more information, please see the Company’s website at www.shellpointllc.com.

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About New Penn Financial, LLC

Established in 2008 amidst a challenging era for the U.S. real estate and mortgage industries, New Penn Financial has been able to enjoy substantial growth by focusing on quality originations without the challenges and legacy issues faced by many other existing mortgage lenders. New Penn Financial’s management team has decades of collective experience and shares a vision of forging a national industry presence built on competitive interest rates, exceptional customer service, and healthy lending practices.

In June of 2011, Shellpoint acquired New Penn Financial, creating a corporate family that enjoys financial strength and a management philosophy that encourages and supports the continued growth of New Penn Financial. Benefiting from Shellpoint's financial and leadership assets, New Penn Financial is a lender devoted to developing new loan products and serving diverse customers, including those who meet government agency requirements as well as creditworthy borrowers who do not. New Penn Financial is proud to offer an expanding portfolio of mortgage options that meet the needs of more borrowers.

Based in Plymouth Meeting, PA, New Penn Financial is currently licensed as a mortgage originator in 47 states (including the District of Columbia) and has over 900 employees.

For more information please see New Penn Financial’s website at www.newpennfinancial.com.

Safe Harbor Statement

Certain statements in this release and in any of Shellpoint’s, New Penn Financial’s or Shelly Mac’s public documents referred to herein, contain or incorporate by reference "forward-looking" statements. Statements that are not historical fact are forward-looking statements. Words such as "expect," "believe," "anticipate," "project," "estimate," "forecast," "objective," "plan," "goal," "apparent" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on Shellpoint’s, New Penn Financial’s and Shelly Mac’s current beliefs, intentions and expectations; however, forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause actual results, performance or achievements, to differ materially from those reflected in the statements made or incorporated in this release. Thus, these forward-looking statements are not guarantees of future performance and should not be relied upon as predictions of future events. The risks and uncertainties referred to above include, but are not limited to, future economic and business conditions; the effects of competition from other mortgage lenders; current uncertainty in implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act, including its implementing legislation and regulations, and other legislative and regulatory changes that impact the business, operations or governance of mortgage originators and/or securitizers; and Shellpoint’s, New Penn Financial’s and Shelly Mac’s ability to comply with the complexity of the various federal, state and local laws that govern its businesses; changes in regulations, mandates or the occurrence of other events that impact the business, operation or prospects of government-sponsored entities or government agencies such as the Federal Housing Administration or the Veterans Administration and/or Shellpoint’s or New Penn Financial’s ability to sell mortgage loans to such entities or agencies.

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All forward-looking statements set forth herein are qualified by this cautionary statement and are made only as of October 15, 2012. Neither the Company nor any of its affiliates undertakes any obligation to update or revise the information contained herein, including without limitation, any forward-looking statements, whether as a result of new information, subsequent events or circumstances, or otherwise, unless otherwise required by law.

Additional Information

Shelly Mac has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Shelly Mac has filed with the SEC for more complete information about Shelly Mac and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Shelly Mac, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-239-8150.

Neither the Company nor any of its affiliates currently has any commitments or intentions to issue or sell any specific series of securities in connection with the Shelf Registration Statement and the prospectus contained therein, and the Shelf Registration Statement and the prospectus contained therein do not constitute an offering of any specific series of securities. In the event the Company decides to make an offering in the future, the securities offered, specific terms thereof, use of proceeds and other terms would be established at the time of such offering and described in a prospectus supplement filed with the SEC.

Investor and Media Contact:

Eric Kaplan – Managing Director

Shellpoint Partners LLC

(212) 850-7788

eric.kaplan@shellpointllc.com

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